UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO

RULE 13d-2(a)

(Amendment No. 6)*

Cumulus Media Inc.

(Name of Issuer)

Class A Common Stock, par value $0.01 per share

(Title of Class of Securities)

231082108

(CUSIP Number)

Ross A. Oliver, Esq.

Crestview Partners II GP, L.P.

667 Madison Avenue

New York, NY 10065

(212) 906-0700

(Name, Address and Telephone Number of Person

Authorized to Receive Notices and Communications)

June 4, 2018

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box ☐.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 231082108

SCHEDULE 13D

1	NAME OF REPORTING PERSONS
Crestview Partners II GP, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)
	(a)	☐
	(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (see instructions)
WC

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

	NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

		8	SHARED VOTING POWER
0

		9	SOLE DISPOSITIVE POWER
0

		10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions)
☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0%

14	TYPE OF REPORTING PERSON (see instructions)
PN

CUSIP No. 231082108

SCHEDULE 13D

1	NAME OF REPORTING PERSONS
Crestview Radio Investors, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)
	(a)	☐
	(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (see instructions)
WC

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

	NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

		8	SHARED VOTING POWER
0

		9	SOLE DISPOSITIVE POWER
0

		10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions)
☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0%

14	TYPE OF REPORTING PERSON (see instructions)
CO

CUSIP No. 231082108

SCHEDULE 13D

1	NAME OF REPORTING PERSONS
Crestview Partners II, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)
	(a)	☐
	(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (see instructions)
WC

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

	NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

		8	SHARED VOTING POWER
0

		9	SOLE DISPOSITIVE POWER
0

		10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions)
☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0%

14	TYPE OF REPORTING PERSON (see instructions)
PN

CUSIP No. 231082108

SCHEDULE 13D

1	NAME OF REPORTING PERSONS
Crestview Partners II (TE), L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)
	(a)	☐
	(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (see instructions)
WC

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

	NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

		8	SHARED VOTING POWER
0

		9	SOLE DISPOSITIVE POWER
0

		10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions)
☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0%

14	TYPE OF REPORTING PERSON (see instructions)
PN

CUSIP No. 231082108

SCHEDULE 13D

1	NAME OF REPORTING PERSONS
Crestview Partners II (FF), L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)
	(a)	☐
	(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (see instructions)
WC

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

	NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

		8	SHARED VOTING POWER
0

		9	SOLE DISPOSITIVE POWER
0

		10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions)
☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0%

14	TYPE OF REPORTING PERSON (see instructions)
PN

CUSIP No. 231082108

SCHEDULE 13D

1	NAME OF REPORTING PERSONS
Crestview Offshore Holdings II (Cayman), L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)
	(a)	☐
	(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (see instructions)
WC

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

	NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

		8	SHARED VOTING POWER
0

		9	SOLE DISPOSITIVE POWER
0

		10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions)
☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0%

14	TYPE OF REPORTING PERSON (see instructions)
PN

CUSIP No. 231082108

SCHEDULE 13D

1	NAME OF REPORTING PERSONS
Crestview Offshore Holdings II (FF Cayman), L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)
	(a)	☐
	(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (see instructions)
WC

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

	NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

		8	SHARED VOTING POWER
0

		9	SOLE DISPOSITIVE POWER
0

		10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions)
☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0%

14	TYPE OF REPORTING PERSON (see instructions)
PN

CUSIP No. 231082108

SCHEDULE 13D

1	NAME OF REPORTING PERSONS
Crestview Offshore Holdings II (892 Cayman), L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)
	(a)	☐
	(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (see instructions)
WC

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

	NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

		8	SHARED VOTING POWER
0

		9	SOLE DISPOSITIVE POWER
0

		10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions)
☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0%

14	TYPE OF REPORTING PERSON (see instructions)
PN

CUSIP No. 231082108

SCHEDULE 13D

1	NAME OF REPORTING PERSONS
Crestview Advisors, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)
	(a)	☐
	(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (see instructions)
OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

	NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

		8	SHARED VOTING POWER
0

		9	SOLE DISPOSITIVE POWER
0

		10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions)
☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0%

14	TYPE OF REPORTING PERSON (see instructions)
CO

Pursuant to Rule 13d-2(a) of the General Rules and Regulations under the Exchange Act, the undersigned hereby amends and restates in its entirety the Schedule 13D originally filed on September 26, 2011, as amended by Amendment 1 thereto filed on November 22, 2011, Amendment 2 thereto filed on December 14, 2012, Amendment 3 thereto filed on April 29, 2015, Amendment 4 thereto filed on November 25, 2015 and Amendment 5 filed thereto on December 6, 2016 (the “Schedule 13D”), as follows:

Item 1. Security and Issuer.

The security to which this statement relates is Class A common stock, par value $0.01 per share (“Class A Common Stock”) of Cumulus Media Inc. (the “Issuer”). The principal executive offices of the Issuer are located at 3280 Peachtree Road, N.W., Suite 2200, Atlanta, GA 30305.

Item 2. Identity and Background.

The names of the persons filing this statement are Crestview Partners II GP, L.P. (“Crestview GP”), Crestview Radio Investors, LLC (“Crestview Radio Investors”), Crestview Partners II, L.P. (“DE Fund”), Crestview Partners II (TE), L.P. (“TE Fund”), Crestview Partners II (FF), L.P. (“FF Fund”), Crestview Offshore Holdings II (Cayman), L.P. (“Cayman Fund”), Crestview Offshore Holdings II (FF Cayman), L.P. (“FF Cayman Fund”), Crestview Offshore Holdings II (892 Cayman), L.P. (“892 Cayman Fund,” and together with DE Fund, TE Fund, FF Fund, Cayman Fund and FF Cayman Fund, the “Crestview Funds”) and Crestview Advisors, L.L.C. (“Crestview Advisors” and, together with Crestview Radio Investors, the Crestview Funds and Crestview GP, the “Reporting Persons” and each, a “Reporting Person”). Crestview GP serves as the general partner of the Crestview Funds. The general partner of Crestview GP is Crestview, L.L.C. Each of the Crestview Funds is a private investment fund and a member of Crestview Radio Investors, which is a special purpose investment vehicle. DE Fund, TE Fund, FF Fund, Cayman Fund, FF Cayman Fund and 892 Cayman Fund are 74.5%, 2.4%, 4.1%, 11.4%, 1.3% and 6.3% members, respectively, in Crestview Radio Investors. Crestview Advisors provides investment advisory and management services to the Crestview Funds. The address of the principal office of each of the Reporting Persons and Crestview, L.L.C. is 667 Madison Avenue, New York, New York 10065.

Item 3. Source and Amount of Funds or Other Consideration.

Not applicable.

Item 4. Purpose of Transaction.

Not applicable.

Item 5. Interest in Securities of the Issuer.

(a) Not applicable.

(b) Not applicable.

(c) Not applicable.

(d) Not applicable.

(e) June 4, 2018.

Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

Not applicable.

Item 7. Material to be Filed as Exhibits.

Exhibit 1 - Joint Filing Agreement, dated June 6, 2018, as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: June 6, 2018

CRESTVIEW RADIO INVESTORS, LLC

By:	/s/ Evelyn C. Pellicone
Name: Evelyn C. Pellicone
Title: Chief Financial Officer

CRESTVIEW PARTNERS II, L.P.
CRESTVIEW PARTNERS II (FF), L.P.
CRESTVIEW PARTNERS II (TE), L.P.
CRESTVIEW OFFSHORE HOLDINGS II (CAYMAN), L.P.
CRESTVIEW OFFSHORE HOLDINGS II (FF CAYMAN), L.P.
CRESTVIEW OFFSHORE HOLDINGS II (892 CAYMAN), L.P.

By:	Crestview Partners II GP, L.P.,
the general partner of each limited partnership above

By:	Crestview, L.L.C., its general partner

By:	/s/ Evelyn C. Pellicone
Name: Evelyn C. Pellicone
Title: Chief Financial Officer

CRESTVIEW PARTNERS II GP, L.P.

By:	Crestview, L.L.C., its general partner

By:	/s/ Evelyn C. Pellicone
Name: Evelyn C. Pellicone
Title: Chief Financial Officer

CRESTVIEW ADVISORS, L.L.C.

By:	/s/ Evelyn C. Pellicone
Name: Evelyn C. Pellicone
Title: Chief Financial Officer

Attention. Intentional misstatements or omissions of fact constitute Federal criminal violations (see 18 U.S.C. 1001).